Exhibit 99.1
                                                               Page 1


                                                            October 15,1997


                  GTE CORPORATION PROPOSES MERGER WITH MCI
                    IN TRANSACTION VALUED AT $28 BILLION


STAMFORD, Connecticut- Charles R. Lee, Chairman and Chief Executive Officer of GTE Corp., today sent a letter to Bert Roberts, Jr., Chairman of MCI Communications Corporation, proposing to acquire MCI in a transaction valued at approximately $28 billion in cash or $40.00 per share. The transaction, one of the largest mergers ever proposed, would create an enterprise with more than $40 billion of combined revenues, more than 21 million local lines and more than 24 million long-distance lines, significant positions in every key area of the telecommunications market, and a long-standing and continuing commitment to bringing the benefits of telecommunications on a highly competitive basis to a broad spectrum of residential and business customers. The transaction would also bring an important relationship with British Telecommunications plc and BT's vision of global telecommunications, which GTE shares.

The full text of Mr. Lee's letter to Mr. Roberts follows:


October 15, 1997

Mr. Bert C. Roberts, Jr.
Chairman
MCI Communications Corporation
1801 Pennsylvania Avenue, N.W.
Washington, DC 20006

Dear Bert:

You and I have talked over the years about the advantages of bringing our two great companies closer together. We both supported the historic Telecommunications Act of 1996, which was designed to sweep away the antiquated separation of markets by geographic and product-line boundaries and to empower companies to bring robust competition to all telecommunications markets. As I survey our industry today, I am more convinced than ever that the combination of our companies would serve the best interests of our shareholders, employees, business partners, and communities, and would achieve the vision of the Telecommunications Act by creating a dynamic competitive force capable of bringing the benefits of competition to all markets and all customers, both nationally and globally.

I am pleased, therefore, to propose that we combine GTE and MCI. Specifically, we are offering $40.00 in cash per share of MCI stock. We would propose, immediately upon execution of a definitive merger agreement, to launch a cash tender offer for the MCI shares. To expedite delivery of consideration to your shareholders, the shares would be accepted for payment, and deposited in a voting trust, upon the receipt of Hart-Scott-Rodino and European antitrust approvals. We would acquire the balance of the shares through a merger which we would be prepared to close as soon as possible following the consummation of the tender offer.


                                                               Exhibit 99.1
                                                               Page 2


I would like to meet with you as soon as possible and am looking forward to negotiating the contemplated Merger Agreement expeditiously. To facilitate discussions, a draft agreement is being forwarded to you under separate cover. Of course, we recognize that any discussions must be consistent with any legal restrictions you are under. Because I believe so strongly in the opportunities for our combined enterprise, I am willing to explore, as an alternative to all cash, a combination of cash and stock as payment for MCI shares.

We should explore how we can best combine our outstanding teams of employees. I, and our senior team at GTE, would look forward to working with you to develop a management structure for the new organization that includes you, your senior leadership and others in your organization. We have respect and admiration for the very special culture of your organization and are intent on ensuring that it thrives within the new organization. In that regard, I would hope that upon completion of our transaction, you would become a member of the new organization's Board of Directors as a Vice Chairman, as well as joining Kent Foster, Mike Masin and me in the Office of the Chairman. I, and the other directors, would also hope you would join our Board's strategic planning committee. We, of course, are open to the possibility of other members of your Board joining the new organization's Board. In recognition of the importance to our new organization of MCI, its management and its outstanding workforce, we intend the World Headquarters of the combined organization to be located in Washington, DC in conjunction with MCI's current World Headquarters.

The logic and vision of this merger are compelling. The combined enterprise would be well-positioned to compete and grow by offering the broadest range of products and services worldwide. It would generate over $40 billion of annual revenues; serve more than 21 million local and 24 million long-distance lines, and 5 million wireless customers; have a global presence in 77 countries; possess one of the world's most advanced global data communications networks; and be led by a combined management team and workforce second to none in our industry. Together, the outstanding talents, capabilities and shared values of our two companies would create a dynamic competitive force in the growing number of markets we serve.

As you know, GTE is committed to pursuit of the promise of the Telecommunications Act. We have entered the long-distance market as a reseller. Recently, we created a competitive local exchange carrier business largely in an effort to attack and compete with the RBOCs in their service areas. Last May, we announced a series of steps to position GTE as a market leader in data communications, the fastest-growing segment of the telecommunications marketplace. These steps included acquiring BBN, a leading provider of end-to-end Internet solutions; establishing a strategic alliance with Cisco to jointly develop enhanced data and Internet services; and purchasing a national, state-of-the-art fiber optic network from Qwest. To serve international markets, we have increased our stake in the Americas and established a significant presence in Asia.

Together, we can achieve the promise of the Telecommunications Act. The fit between our companies is truly extraordinary. Indeed, no two companies in the industry today are more complementary or better situated to expand the availability and breadth of bundled service offerings to local, national and international customers, and to penetrate those markets previously closed to us. GTE would bring to the new company a local exchange business, including operational expertise and a national, though dispersed, footprint, that provides an ideal platform from which the combined company can launch


                                                               Exhibit 99.1
                                                               Page 3


competitive facilities-based service to compete with the RBOCs. In addition, GTE would bring to the combination one of the nation's largest wireless operations. MCI has demonstrated prowess and retailing acumen in long distance and in serving the needs of large multinational business customers. Moreover, the companies together can pursue aggressive, innovative strategies for the data marketplace and begin competing in earnest for RBOC customers.

Both companies are committed to the global market. GTE currently has a presence in 21 countries in four regions, and derives 15 percent of its net income from its international business. MCI also has a significant global presence. We share the global vision of our industry that brought MCI and British Telecom together and look forward to discussing with you the continued development of that relationship within the context of this
proposal.   In fact, realizing the growth opportunities represented by the international marketplace would be another of our top strategic priorities, including continuing to work closely with our respective international partners.

There are additional important aspects to combining our two companies that also serve the public interest while enhancing shareholder value. Together, for example, we would have the wherewithal to make the investments in infrastructure necessary to foster innovation and job creation in our industry. We would deploy and operate the advanced high-speed network infrastructures encouraged by the architects of the Telecommunications Act.

These networks would provide the solid foundation upon which a wide range of entrepreneurial competitors will build their services. In fact, the combined company would invest more than $8.5 billion annually in network deployment. The benefits of these investments would accrue to all of our combined and prospective customers. Our respective track records demonstrate that we have always been committed to providing all of our services universally. That commitment will not change. Indeed, combining MCI and GTE would enhance our ability to fulfill it.

Our two companies, having both emerged outside the dominant AT&T/RBOC structure, believe strongly in the public benefits of vigorous and fair
competition, and the transaction we propose is clearly pro-competitive.   It
would clearly create, in both scale and scope, the most substantial facilities-based competitive alternative to the RBOCs and bring to customers a full complement of communications services, including local, long distance, wireless, Internet applications and video.

In addition, the merger of our two companies would result in significantly enhanced operating efficiency as well as new revenue opportunities as we respond to consumer preference for a complete array of products and services.

For these reasons, our legal advisors believe that we will be able to obtain the regulatory approvals necessary to consummate this transaction. We have been further informed by our financial advisors that any financing required to complete the transaction would be readily available. Thus, we intend to consummate this transaction in the same time frame as contemplated in the WorldCom proposal.







                                                               Exhibit 99.1
                                                               Page 4


In short, Bert, my colleagues and I at GTE believe very strongly that a merger of MCI and GTE is in the best interests of all of our respective shareholders, customers, employees, and business partners. It would unite two of the world's great telecommunications companies under a single roof while creating significant long-term value for all of our constituencies. I am personally very excited about this proposal _ which we are prepared to discuss with you in detail immediately _ and I'm confident that after you have reviewed it, you and your colleagues will fully share that enthusiasm.

Sincerely,



Charles R. Lee